UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2024

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 26, 2024, we entered into a First Amendment to our Securities Purchase Agreement (the “SPA Amendment”) with Lind Global Asset Management X LLC (“Lind”). The SPA Amendment amends the terms of our original Securities Purchase Agreement with Lind dated September 23, 2024. Upon closing of the SPA Amendment, we will receive an additional $6,000,000 in funding from Lind in exchange for our issuance to Lind of a Senior Secured Convertible Promissory Note in the amount of $7,200,000 (the “Note”) and a Common Stock Purchase Warrant for the purchase of 326,000 shares of our common stock at a price of $9.20 per share, exercisable for 5 years (the “Warrant”). As additional consideration to Lind, we have agreed to pay a commitment fee in the amount of $210,000, which may be paid by deduction from the funding to be received.

The Note, which does not accrue interest, shall be repaid in eighteen (18) consecutive monthly installments in the amount of $400,000 beginning six months from the issuance date. At our option, monthly payments can be increased up to $750,000 so long as our market capitalization is at least $50 million. In addition, if the Repayment Share Price (as defined below) is equal to or greater than $2.00, Lind can, at its option, increase the monthly payment amount up to $975,000 for up to two months. The monthly payments due under the Note may be made by the issuance of common stock valued at the Repayment Share Price, cash in an amount equal to 1.025 times the required payment amount, or a combination thereof. The Repayment Share Price is defined in the Note as ninety percent (90%) of the average of the five (5) consecutive lowest daily VWAPs for our common stock during the twenty (20) trading days prior to the payment date, subject to a floor price of $0.75 per share.

The Note may be converted by Lind from time to time at a price of $9.20 per share (the “Conversion Price”). The dollar amount of any conversions by Lind will be applied toward upcoming Note payments in chronological order. The Note may be prepaid in whole upon 5 days’ notice, but in the event of a prepayment notice, Lind may convert up to 25% of principal amount due at the lesser of the Repayment Share Price (but only if the Repayment Share Price is equal to or greater than $2.00) or the Conversion Price.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The issuance of the Note and the Warrant to Lind, as described above, was made pursuant to the exemption provided by Rule 506(b) under Regulation D of the Securities Act. Lind is an “accredited investor” as defined in Rule 501(a) under Regulation D, and we did not engage in any general solicitation or advertising in connection with the transaction.

Section 9 – Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	First Amendment to Securities Purchase Agreement
10.2	Senior Secured Convertible Promissory Note
10.3	Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: November 27, 2024	By:	/s/ Jeffrey M. Thompson
Name: Jeffrey M. Thompson
Title: Chief Executive Officer